                                                                    Exhibit 99.5

                         OFFICE OF THRIFT SUPERVISION
                            WASHINGTON, D.C. 20552

                              ------------------

                                   FORM 10-Q



      [X] QUARTERLY REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE
                        SECURITIES EXCHANGE ACT OF 1934

          For the quarterly period ended September 30, 1997  OTS No. 7184

                                      OR

      [_] TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE
                        SECURITIES EXCHANGE ACT OF 1934


          For the transition period from_____________ to ________________
          Commission file number__________________________________________


                 HIGHLAND FEDERAL BANK, A FEDERAL SAVINGS BANK
            (Exact name of Registrant as specified in its charter)


       United States                               95-2565606
       (State or other jurisdiction of             (I.R.S. Employer
       incorporation or organization)              Identification Number)


       601 South Glenoaks Boulevard
       Burbank, California                      91502
       (Address of principal executive office)  (Zip Code)


      Registrant's telephone number, including area code: (818) 848-4265

Indicate by check mark whether the Registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the Registrant was required to file such reports) and (2) has been subject to such filing
requirements for the past 90 days.  Yes  X  No   .
                                        ---   ---

At September 30, 1997, 2,300,137 shares of the Registrant's common stock were outstanding.

                         PART 1. FINANCIAL INFORMATION


ITEM 1. FINANCIAL STATEMENTS

HIGHLAND FEDERAL BANK, A FEDERAL SAVINGS BANK & SUBSIDIARIES
Consolidated Statements of Financial Condition
(Dollar amounts in thousands except per share data)

                                                          September 30,       December 31,
                                                              1997                1996
                                                        ----------------    ----------------
ASSETS
 Cash and cash equivalents                                      $10,778             $10,714
 Investment securities:
   Securities, available for sale                                48,437              60,038
   Securities, held to maturity                                  16,077              17,969
 Loans receivable, net                                          407,497             373,545
 Real estate acquired through foreclosure                         2,462               1,400
 Accrued interest receivable:
   Securities and cash equivalents                                  282                 184
   Loans receivable                                               3,429               3,220
 Income Taxes receivable                                          1,579                  -
 Deferred income taxes, net                                       3,451               4,463
 Federal Home Loan Bank stock - at cost                           6,150               3,125
 Premises and equipment, net                                      8,034               8,311
 Other assets                                                     7,814               6,933
                                                        ----------------    ----------------
     Total Assets                                              $515,990            $489,902
                                                        ================    ================

LIABILITIES AND SHAREHOLDERS' EQUITY

 Savings accounts                                              $345,662            $384,921
 Advances from the FHLB                                         123,000              62,500
 Accounts payable and other liabilities                           7,507               7,417
 Income taxes payable                                               264                 201
                                                        ----------------    ----------------
     Total Liabilities                                          476,433             455,039

Shareholders' equity

 Preferred stock - 1,000,000 shares authorized,
  no shares issued                                                   -                   -
 Capital stock - authorized 8,000,000 shares of
  $1 stated value; issued and outstanding,
  2,300,137 and 2,295,983 shares in 1997 and 1996,
  respectively                                                    2,300               2,296
 Additional paid-in capital                                      13,624              13,430
 Retained earnings                                               23,767              19,384
                                                        ----------------    ----------------
                                                                 39,691              35,110
 Net unrealized loss on securities available for sale              (134)               (247)
                                                        ----------------    ----------------
     Total shareholders' equity                                  39,557              34,863

                                                        ----------------    ----------------

     Total Liabilities and Shareholders' Equity                $515,990            $489,902
                                                        ================    ================

HIGHLAND FEDERAL BANK, A FEDERAL SAVINGS BANK & SUBSIDIARIES
Consolidated Statements of Operations
(Dollar amount in thousands except per share data)

                                                                         Three Months Ended                 Nine Months Ended
                                                                           September 30,                      September 30,
                                                                   -----------------------------      -----------------------------
                                                                       1997             1996              1997             1996
                                                                   ------------     ------------      ------------     ------------
Interest income
 Loans                                                                  $10,051           $8,911           $29,324          $26,047
 Investments                                                                524              138             1,191              743
 Mortgage-backed securities                                                 783              827             2,270            2,555
                                                                   ------------     ------------      ------------     ------------
    Total interest income                                                11,358            9,876            32,785           29,345

Interest expense
 Deposits                                                                 4,808            4,602            13,854           13,499
 FHLB advances and other borrowings                                       1,587              579             3,960            1,496
                                                                   ------------     ------------      ------------     ------------
    Total interest expense                                                6,395            5,181            17,814           14,995
                                                                   ------------     ------------      ------------     ------------
    Net interest income                                                   4,963            4,695            14,971           14,350

Provision for losses on loans                                             1,230            1,429             3,954            2,960
                                                                   ------------     ------------      ------------     ------------
    Net interest income after provision
     for losses on loans                                                  3,733            3,266            11,017           11,390

Noninterest income
 Gain on the sale of loans                                                    5              403                 5              443
 Gain on the sale of mortgage related securities                             --               --                20               --
 Gain on the sale of branches                                               914               --             2,014               --
 Other                                                                      387              101             1,257            1,181
                                                                   ------------     ------------      ------------     ------------
    Total noninterest income                                              1,306              504             3,296            1,624
General & Administrative expenses
 Compensation and benefits                                                1,258            1,959             4,286            5,154
 Occupancy and equipment                                                    382              530             1,134            1,716
 FDIC insurance premium                                                      81              240               214              811
 FDIC insurance premium - special assessment                                 --            2,548                --            2,548
 Service bureau and related equipment rental                                125              146               449              546
 Other                                                                      463              652             1,588            1,996
                                                                   ------------     ------------      ------------     ------------
    Total general and administrative expenses                             2,309            6,075             7,671           12,771


Net cost of operation of real estate
 acquired through foreclosure                                               246               40               380              974
                                                                   ------------     ------------      ------------     ------------
    Total noninterest expense                                             2,555            6,115             8,051           13,745
                                                                   ------------     ------------      ------------     ------------
    Earnings (loss) before income taxes (benefit)                         2,484           (2,345)            6,262             (731)
Income taxes (benefit)                                                      745             (768)            1,879             (245)
                                                                   ------------     ------------      ------------     ------------

    NET EARNINGS (LOSS)                                                  $1,739          ($1,577)           $4,383             (486)
                                                                   ============     ============      ============     ============

Earnings (loss) per share                                                 $0.73           ($0.69)            $1.86           ($0.21)
                                                                   ============     ============      ============     ============

Weighted average shares outstanding                                   2,385,523        2,295,983         2,357,933        2,295,983
                                                                   ============     ============      ============     ============

HIGHLAND FEDERAL BANK, A FEDERAL SAVINGS BANK & SUBSIDIARIES
Consolidated Statements of Cash Flows

                                                                                                         Nine months ended
                                                                                                            September 30,
                                                                                                        1997             1996
-------------------------------------------------------------------------------------------------------------------------------
Net cash flows from operating activities:
  Net earnings                                                                                         $4,383            ($486)
  Adjustments to reconcile net earnings to net cash provided by operating activities:
    Gain on the sale of loans                                                                               5              443
    Amortization of premiums/discounts on investment securities                                           227              218
    Deferred income taxes (benefit)                                                                     1,012             (305)
    Gain on sale of real estate acquired through foreclosure, net                                         124              202
    Deferred direct loan origination fees and costs, net                                                  959              751
    Amortization of net deferred direct loan origination fees and costs                                (1,182)          (1,502)
    Provision for losses on loans                                                                       3,954            2,960
    Provision for losses on real estate acquired through foreclosure                                      260              181
    Increase in accrued interest receivable                                                              (307)            (215)
    Depreciation                                                                                          523              540
    Decrease (increase) in other assets                                                                  (881)             486
    Increase in income taxes payable                                                                       63                -
    Increase in accounts payable and other liabilities                                                     90            8,667
-------------------------------------------------------------------------------------------------------------------------------
      Net cash provided by operating activities                                                         9,230           11,940

Cash flows from investing activities:
    Purchase of investment securities                                                                 (77,354)         (55,653)
    Proceeds from sales of investment securities available for sale                                    90,620           54,577
    (Increase) decrease in FHLB stock                                                                  (3,025)             347
    Net increase loans receivable                                                                     (45,482)         (57,341)
    Proceeds from the sale of real estate acquired through foreclosure                                  4,869            4,808
    Purchases of loans                                                                                   (396)          (7,690)
    Proceeds from the sale of loans                                                                       792           12,526
    Purchases of premises and equipment, net                                                             (246)            (931)
-------------------------------------------------------------------------------------------------------------------------------
      Net cash used in investing activities                                                           (30,222)         (49,357)

Cash flows from financing activities:
    Decrease in deposits from sale of branches                                                       (101,843)               -
    Net (decrease) increase in NOW, money market, and passbook accounts                                 3,118           (9,147)
    Net decrease in certificates of deposit with maturities of three months or less                    (1,504)            (272)
    Proceeds from sales of certificates of deposit with maturities of over three months                88,414           61,012
    Payments for maturing certificates of deposit held for over three months                          (27,444)         (51,101)
    Purchase of outstanding common stock                                                                 (185)               -
    Net borrowings from the FHLB                                                                       60,500            4,000
-------------------------------------------------------------------------------------------------------------------------------
      Net cash provided by financing activities                                                        21,056            4,492

Increase (decrease) in cash and cash equivalents                                                           64          (32,925)
Cash and cash equivalents at beginning of year                                                         10,714           49,766
-------------------------------------------------------------------------------------------------------------------------------
Cash and cash equivalents at September 30,                                                            $10,778          $16,841
-------------------------------------------------------------------------------------------------------------------------------
Supplemental disclosures of cash flow information:
    Interest paid                                                                                     $17,298          $14,995
    Income taxes paid                                                                                  $2,442           $3,295
-------------------------------------------------------------------------------------------------------------------------------
Supplemental disclosure of noncash investing and financing activities:
    Acquisition of real estate in settlement of loans                                                 $ 8,093           $4,309
    Loans made in conjunction with real estate sales                                                  $ 1,860           $2,351

         HIGHLAND FEDERAL BANK, A FEDERAL SAVINGS BANK & SUBSIDIARIES
                    NOTES TO UNAUDITED FINANCIAL STATEMENTS
                              September 30, 1997

NOTE A - BASIS OF PRESENTATION

The interim financial statements included herein have been prepared by Highland Federal Bank, a Federal Savings Bank (the "Bank" or "Highland"), without audit, pursuant to the rules and regulations of the Securities Exchange Act of 1934, as amended. Certain information normally included in financial statements prepared in accordance with generally accepted accounting principles has been condensed or omitted pursuant to such rules and regulations. In the opinion of management, the unaudited financial statements and notes thereto, reflect all adjustments, including normal recurring adjustments, necessary for a fair presentation of the financial position and the results of operations and cash flows for the interim periods presented. The financial position at September 30, 1997, and the results of operations for the three and nine months ended September 30, 1997, are not necessarily indicative of the results of operations that may be expected for the year ending December 31, 1997. These unaudited financial statements have been prepared in accordance with generally accepted accounting principles on a basis consistent with the Bank's audited financial statements, and these interim financial statements should be read in conjunction with the Bank's audited financial statements.

NOTE B - EARNINGS PER SHARE

Earnings per share are calculated on the basis of weighted average number of shares and common stock equivalents outstanding during the period. For the three months ended September 30, 1997, 2,385,523 weighted average shares and common stock equivalents were outstanding, including 85,386 common stock equivalents related to employee stock options, and for the nine months ended September 30, 1997, 2,357,933 weighted average shares were outstanding, including 57,796 common stock equivalents related to employee stock options. For the three and nine months ended September 30, 1996, 2,295,983 weighted average shares were outstanding. Fully diluted earnings per share have not been reported in these interim financial statements as the dilutive effect of common stock equivalents for outstanding stock options is less than 3%.

NOTE C - SUBSEQUENT EVENTS

On October 17, 1997, the Bank filed the necessary application and proxy materials with the Office of Thrift Supervision related to the formation of a holding company for the Bank. The formation of the holding company, Highland Bancorp, Inc., is subject to regulatory approval and shareholder approval. A special meeting of shareholders has been scheduled for December 11, 1997, to approve the reorganization of the Bank into a holding company form of organization.

         HIGHLAND FEDERAL BANK, A FEDERAL SAVINGS BANK & SUBSIDIARIES


ITEM 2. MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

RESULTS OF OPERATIONS

Overview

The Bank reported net earnings for the three and nine months ended September 30, 1997, of $1.7 million, or $0.73 per share, and $4.4 million, or $1.86 per share, respectively, compared to a net loss of $1.6 million, or $0.69 per share, for the three months ended September 30, 1996, and a net loss of $0.5 million, or $0.21 per share, for the nine months ended September 30, 1996. Net earnings for the three months ended September 30, 1997, included a one-time gain of $0.9 million from the sale of a retail branch with deposits totaling approximately $42.4 million. Net earnings for the nine months ended September 30, 1997, included a one-time gain of $2.0 million from the sale of four retail branches with deposits totaling approximately $101.8 million. The net loss for the three and nine months ended September 30, 1996, was principally attributable to (1) a one-time deposit insurance charge to the Bank for the recapitalization of the Savings Association Insurance Fund ("SAIF") of the Federal Deposit Insurance Corporation ("FDIC") and (2) a one-time adjustment to the Bank's compensation expense related to the Bank's defined benefit pension plan.

The Bank experienced a decrease in general and administrative expenses from $9.8 million in the first nine months of 1996 (excluding the SAIF Special Assessment and nonrecurring pension expense) to $7.7 million in the comparable period in 1997. These savings are attributable to the sale of the three retail branches in the first quarter of 1997 and the Bank's continuing cost control efforts.

The net cost of REO operations decreased to $380,000 for the nine months ended September 30, 1997, compared to $974,000 for the like period in 1996. The ratio of noninterest expense to average assets decreased from 4.07% in the first nine months of 1996 to 2.14% in the first nine months of 1997.

Net Interest Income

Net interest income varies based upon the difference (referred to as the "interest rate spread") between (i) the yield on the Bank's loan portfolio, mortgage backed securities, investments, and other interest-earning assets and
(ii) the rate paid by the Bank on its deposits, borrowings and other interest-bearing liabilities, as well as the relative amounts or volumes of the Bank's interest-earning assets and interest-bearing liabilities.

The following table indicates the extent to which changes in interest rates and changes in volume of interest-earning assets and interest-bearing liabilities have affected the Bank's total interest income and expense during the periods indicated. Information is provided for each major component of interest-earning assets and interest-bearing liabilities with respect to: (i) changes attributable to changes in volume (changes in volume multiplied by prior rate);
(ii) changes attributable to rate (changes in rate multiplied by prior volume); and (iii) the net change. The changes attributable to both volume and rate have been allocated proportionately to the change due to volume and the change due to rate.



                                                       Three Months Ended                     Nine Months Ended
                                                       September 30, 1997                     September 30, 1997
                                                    Compared to Three Months               Compared to Nine Months
                                                    Ended September 30, 1996               Ended September 30, 1996
                                                   Increase (Decrease) due to             Increase (Decrease) due to
                                               -----------------------------------   ------------------------------------
                                                          (In thousands)                          (In thousands)
                                               -----------------------------------   ------------------------------------
                                                 Volume        Rate         Net        Volume        Rate          Net
                                               ----------   ---------    ---------   ----------   ---------    ----------
Interest Income:
Loans                                          $    1,672   $   (532)    $   1,140   $   3,910    $   (633)    $    3,277
Mortgage-related securities                           146        240           386         352          96            448
Investments                                          (166)       122           (44)       (300)         15           (285)
                                               ----------   --------     ---------   ---------    --------     ----------
Total interest income on interest-earning
  assets                                            1,652       (170)        1,482       3,962        (522)         3,440
                                               ----------   --------     ---------   ---------    --------     ----------
Interest Expense:
Deposits                                               80        126           206          58         297            355
FHLB Advances and other borrowings                  1,060        (52)        1,008       2,337         127          2,464
                                               ----------   --------     ---------   ---------    --------     ----------
Total interest expense on interest-bearing
  liabilities                                       1,140         74         1,214       2,395         424          2,819
                                               ----------   --------     ---------   ---------    --------     ----------
Change in net interest income                  $      512   $   (244)    $     268   $   1,567    $   (946)    $      621
                                               ==========   ========     =========   =========    ========     ==========

Net interest income for the three months ended September 30, 1997, was $5.0 million compared to $4.7 million for the like period in 1996. For the first nine months of 1997 net interest income was $15.0 million, compared with $14.4 million for the like period of 1996. The Bank's net interest margins for the quarter and nine months ended September 30, 1997, were 4.10% and 4.26%, respectively, compared with net interest margins of 4.61% and 4.66% for the like respective periods of 1996. The decrease in the net interest margin in the first nine months of 1997, compared with those of the first nine months of 1996, is attributable principally to increased funding costs and higher levels of liquidity related to the Bank's sale of four retail deposit branches, the origination of loans at generally lower rates than the average for the loan portfolio, and the effects of generally higher interest rates in 1997 than those prevailing during the same period in 1996.

Provision and Allowance for Loan Losses

For the three months ended September 30, 1997, Highland's provision for loan losses totaled $1.2 million compared to $1.4 million for the comparable period in 1996. For the nine months ended September 30, 1997, provision for loan losses totaled $4.0 million compared with $3.0 million for the like period in 1996. At September 30, 1997, Highland's nonperforming assets, consisting of nonaccrual loans and REO, totaled $7.9 million, compared to $7.7 million at September 30, 1996. Highland's allowance for loan losses as a percentage of nonaccrual loans was 154.1% at September 30, 1997, compared to 129.9% at September 30, 1996.

The following table sets forth information regarding the Bank's allowance for loan losses at the dates and the periods indicated (in thousands):

                                            For the nine        For the year
                                            months ended           ended
                                               9/30/97            12/31/96
                                          ----------------    ----------------
Balance at beginning of period                      $7,676              $7,056
Provision for loss                                   3,954               3,930
Chargeoffs:
  Real estate loans:
  One-to-four family                                   399                 590
  Multi-family                                       2,033               1,925
  Commercial                                           845                 785
  Construction and land                                 13                  21
  Consumer                                              25                   2
                                          ----------------    ----------------
      Total                                          3,315               3,323
Recoveries                                               -                  13
                                          ----------------    ----------------
Balance at end of period                            $8,315              $7,676
                                          ================    ================

While management believes that the allowances for loan losses at September 30, 1997, was adequate to absorb the known and inherent risks in the loan portfolio, no assurances can be given that future economic conditions which may adversely affect the Bank's market areas or other circumstances will not result in increases in problem loans and future loan losses, which may not be covered completely by the current allowance or may require provisions for loan losses in excess of past provisions, which would have an adverse effect on the Bank's financial condition and results of operations.

The following table sets forth information regarding nonperforming assets and certain ratios at the dates indicated (in thousands):

                                                 As of             As of
                                                9/30/97           12/31/96
                                            ---------------   ----------------
Nonaccrual loans:
 Real Estate:
  One-to-four family                                 $2,187               $474
  Multi-family                                        2,096              1,320
  Commercial                                          1,072              1,653
 Consumer                                                41                  8
                                            ---------------   ----------------
      Total                                           5,396              3,455
REO                                                   2,462              1,400
                                            ---------------   ----------------
      Total Nonperforming assets                     $7,858             $4,855
                                            ===============   ================
Troubled debt restructurings                         $5,151             $7,428
                                            ===============   ================

Allowance for loan losses as a percentage
 of gross loans receivable                            1.99%              2.00%
Allowance for loan losses as a percentage
 of total nonaccrual loans                          154.10%            222.24%
Nonaccrual loans as a percentage of
 gross loans receivable                               1.29%              0.90%
Nonperforming assets as a percentage
 of total assets                                      1.52%              0.99%

NONINTEREST INCOME

Noninterest income for the three months ended September 30, 1997, was $1.3 million, including a $0.9 million branch sale gain, compared to $504,000 for the like quarter of 1996. Noninterest income for the nine months ended September 30, 1997, was $3.3 million, including a $2.0 million branch sale gain, compared to $1.6 million for the same period in 1996. These decreases in noninterest income (excluding the branch sale gain) were due primarily to gains reported by the Bank from the sale of approximately $13 million of mortgage loans in the first nine months of 1996.

NONINTEREST EXPENSE

Noninterest expense for the three and nine months ended September 30, 1997, was $2.6 million and $8.1 million, respectively, compared to $6.1 million and $13.7 million for the like respective periods in 1996. The ratio of noninterest expense to average assets decreased to 2.14% for the nine months ended September 30, 1997, from 4.07% for the same period in 1996, which included the SAIF Special Assessment and nonrecurring pension expense.

The ratio of general and administrative expense to average assets for the three and nine months ended September 30, 1997, was 1.78% and 2.04%, respectively, compared with 5.31% and 3.78% for the like respective periods of 1996, which included the $2.5 million SAIF Special Assessment and $.5 million nonrecurring pension expense. Excluding these amounts, the ratio of general and administrative expense to average assets for the quarter and nine months ended September 30, 1996, would have been 2.65% and 2.88%, respectively. The decrease in general and administrative expense for the nine month period in 1997 was due primarily to decreases in branch office occupancy as a result of the sale of three branches in the first quarter of 1997 and decreases in FDIC insurance premiums compared to the like period in 1996.

INCOME TAXES

For the three and nine months ended September 30, 1997, the Bank recorded income taxes of $0.7 million and $1.9 million, respectively, compared to income tax benefit of $0.8 million and $0.2 million for the like periods in 1996. Changes in the levels of recorded income taxes are related to changes in the levels of the Bank's earnings (loss) before income taxes and to the reduction in valuation allowances related to deferred state income tax benefits not recognized in prior years.

FINANCIAL CONDITION

Comparison of Financial Condition as of September 30, 1997 and as of December 31, 1996

Total assets at September 30, 1997, were $516.0 million, compared to $489.9 million at December 31, 1996. The Bank's cash and investment securities decreased to $75.3 million at September 30, 1997, from $88.7 million at December 31, 1996, primarily due to increased uses of cash and investments to partially fund the sale of four retail branches. Loans receivable increased $34.0 million during the nine months ended September 30, 1997 as a result of $76.6 million of new loan originations which offset amortization and prepayment of loans. Total liabilities at September 30, 1997 were $476.4 million compared to $455.0 million at December 31, 1996. This increase was due to a net increase in FHLB advances of $60.5 million, offset by a net decrease in deposits of $39.2 million due to the sale of four retail branches with deposits of approximately $101.9 million. Shareholders' equity increased for the nine months ended September 30, 1997, to $39.6 million, compared to $34.9 million at December 31, 1996.

LIQUIDITY AND CAPITAL

At September 30, 1997, the Bank's liquidity ratio was 6.10%. At September 30, 1997, the Bank was well-capitalized for regulatory capital purposes. The following table sets forth the Bank's regulatory capital ratios at September 30, 1997, and December 31, 1996:

                                                                       To Be "Well
                                                                       Capitalized"
                                                                       Under Prompt
                                                                        Corrective
                         September 30, 1997    December 31, 1996     Action Provisions
                         ------------------    -----------------     -----------------
Tangible Capital               7.69%                7.17%                  1.5%
Leverage Capital               7.69%                7.17%                  5.0%
Risk-based Capital            11.77%               11.27%                 10.0%

This report contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 relating to, among other things, expectations regarding future general and administrative expense savings, future levels of nonperforming assets, and the timing of dispositions of nonperforming assets which are subject to risks and uncertainties that could cause actual results, performance, or achievements to differ materially. Factors that could cause actual results to differ include the timing of general and administrative expense savings and future expenditures, levels of sales of real estate owned and of new nonaccrual loans, and other factors as set forth in the Bank's Annual Report on Form 10K.

                          PART II. OTHER INFORMATION

ITEMS 1-5.

  Item 1. Not applicable

  Item 2. Not applicable

  Item 3. Not applicable

  Item 4. Not applicable

  Item 5. Not applicable

ITEM 6. EXHIBITS AND REPORTS ON FORM 8-K

(a)  None

(b)  Reports on Form 8-K
     None

                                  SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934 and Part 563d of the Rules and Regulations of the Office of Thrift Supervision, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.


                                 HIGHLAND FEDERAL BANK, A FEDERAL SAVINGS BANK
                                 ---------------------------------------------
                                                                    (Registrant)



        DATED: November 11, 1997   /s/ STEPHEN N. RIPPE
                                   -------------------------------
                                   Stephen N, Rippe, President and
                                   Chief Executive Officer




        DATED: November 11, 1997   /s/ ANTHONY L. FREY
                                   -------------------------------
                                   Anthony L. Frey,
                                   Principal Financial Officer